Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Nicole Andriso

Public Relations Manager

(727) 563-5822

Catalina Marketing Reports Financial Results for the Third Quarter of Fiscal 2006

ST. PETERSBURG, FL, January 25, 2006 – Catalina Marketing Corporation (NYSE: POS) today reported financial results for its third quarter and first nine months ended December 31, 2005.

For the three months ended December 31, 2005, consolidated revenues were $97.2 million, compared with revenues of $100.3 million in the same period of fiscal 2005. Consolidated net income for the third quarter was $14.2 million, or $0.29 per diluted share, compared with net income of $19.0 million, or $0.36 per diluted share, in the third quarter of fiscal 2005. Third quarter results in fiscal 2005 included $1.4 million in losses from discontinued operations due principally to losses from the disposal of non-core businesses.

The company reported consolidated income from continuing operations for the quarter ended December 31, 2005 of $14.2 million, or $0.29 per diluted share, compared with $20.4 million, or $0.39 per diluted share, for the quarter ended December 31, 2004.

During the quarter ended December 31, 2004, the company received a favorable ruling related to a state sales tax assessment, and as a result, reversed into income a $4.4 million accrued liability, which had been recognized as expense in prior periods. The reversal of this liability resulted in a favorable impact, net of related income taxes, of approximately $0.05 per diluted share in the third quarter of fiscal 2005.

Nine-Month Consolidated Results

For the nine-month period ended December 31, 2005, consolidated revenues were $291.8 million, compared with revenues of $298.1 million in the comparable period of fiscal 2005. Consolidated net income for the first nine months of fiscal 2006 was $47.6 million, or $0.96 per diluted share, compared with net income of $50.2 million, or $0.96 per diluted share, in fiscal 2005. Results in the first nine months of fiscal 2005 included a loss from discontinued operations of $2.4 million related to the operation and divestiture of non-core businesses plus the positive impact on income from the reversal of $4.4 million of sales tax reserves.

The company reported consolidated income from continuing operations for the nine months ended December 31, 2005 of $47.6 million, or $0.96 per diluted share, compared with $52.6 million, or $1.01 per diluted share, for the nine months ended December 31, 2004.

“Third quarter revenues were affected by market conditions as Catalina Marketing Services experienced specific challenges due to reduced spending by certain manufacturer clients at the end of their calendar year,” chief executive officer, Dick Buell, commented. “The third quarter decrease in CMS’ revenues was partially offset by another quarter of solid revenue growth in both Catalina Marketing International and Catalina Health Resource. Based on our recent strong manufacturer contract renewals, coupled with new, exceptional retailer network renewals, we expect CMS to experience improvement in the fourth quarter of this fiscal year.”

Buell continued, “As we begin preparing for fiscal year 2007, capital and resource investments will increase to strengthen the foundation for Catalina’s important long-term business growth. The organization is focused on the additional investments which will affect our income statement and balance sheet as we roll out our recently announced full color and full graphics printing capabilities. While the overall expected return on this project is financially attractive, we believe that the timing of these strategic investments will precede the related anticipated revenue growth and will impact operating income next fiscal year. We remain both committed to and focused on our long-term revenue and profit growth objectives through the introduction of new products and services, entry into new channels as evidenced by the ongoing installation of Walgreens and Kmart stores, and expansion into new geographies.”

Summary of Segment Results

	Three Months Ended December 31, 2005		Three Months Ended December 31, 2004		Three Months Ended December 31, 2005 Percent Change
(In millions)	Revenues	Income/(Loss)	Revenues	Income/(Loss)	Revenues	Income/(Loss)
Catalina Marketing Services	$58.0	$14.3	$65.5	$18.2	(11.5%)	(21.7%)
Catalina Health Resource	21.1	3.1	19.8	3.7	6.5%	(15.7%)
Catalina Marketing International	18.1	1.9	15.0	1.6	21.0%	17.6%
Corp / Eliminations	0.0	(5.1)	0.0	(3.1)	(100.0%)	(63.4%)

From Continuing Operations	$97.2	$14.2	$100.3	$20.4	(3.1%)	(30.4%)

Discontinued Operations	$—	$—	$—	$(1.4)	—	100.0%

Consolidated	$97.2	$14.2	$100.3	$19.0	(3.1%)	(25.2%)

	Nine Months Ended December 31, 2005		Nine Months Ended December 31, 2004		Nine Months Ended December 31, 2005 Percent Change
(In millions)	Revenues	Income/(Loss)	Revenues	Income/(Loss)	Revenues	Income/(Loss)
Catalina Marketing Services	$176.3	$45.1	$195.0	$53.2	(9.6%)	(15.3%)
Catalina Health Resource	62.5	10.9	56.9	7.5	10.0%	44.2%
Catalina Marketing International	53.0	5.0	46.1	4.5	15.0%	11.7%
Corp / Eliminations	0.0	(13.4)	0.1	(12.6)	(93.6%)	(5.9%)

From Continuing Operations	$291.8	$47.6	$298.1	$52.6	(2.1%)	(9.5%)

Discontinued Operations	$—	$—	$—	$(2.4)	—	100.0%

Consolidated	$291.8	$47.6	$298.1	$50.2	(2.1%)	(5.1%)

Stock Repurchases

During the third quarter, the company repurchased 192,400 shares of its common stock for a total of $5.1 million, at an average price of $26.33 per share. Since the beginning of the fiscal year, the company has purchased 3,057,600 shares of its common stock for a total of $75.2 million, at an average price of $24.59 per share. The company currently has authority to repurchase an additional $80.6 million of common stock under the August 2005 Board of Directors authorization.

Webcast and Investor Conferences Scheduled

The company will host a webcast on Thursday, January 26, 2006 at 10:00 a.m. EST to discuss its financial results for its fiscal year 2006 third quarter. The webcast may be accessed at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=POS&script=1000 and will be available for replay from Thursday, January 26, 2006 through Monday, February 27, 2006.

Dick Buell, chief executive officer, will present at the Bear Stearns Investment Conference in Palm Beach, Florida on Monday, February 27, 2006. Mr. Buell will also present at Baird’s 2006 Business Solutions Conference in Boston on Wednesday, March 1, 2006. The presentations will be webcast and will be accessible through the Investor Relations Calendar of Events section of the company’s web site (http://www.catalinamarketing.com).

Catalina Marketing Corporation

Selected Operating Data

(in thousands, except per share amounts)

	Three Months		Nine Months
Periods Ended December 31	2005	2004	2005	2004
Revenues	$97,223	$100,319	$291,833	$298,093
Direct Operating Expenses	33,643	26,200	96,646	92,003
Selling, General and Administrative	31,853	31,365	91,276	88,705
Depreciation and Amortization	8,453	10,202	26,680	32,360

Income from Operations	23,274	32,552	77,231	85,025
Other Income (Expense)	(383)	255	(451)	(12)
Provision for Income Taxes	8,698	12,404	29,176	32,394

Income from Continuing Operations	14,193	20,403	47,604	52,619
Gain (Loss) from Discontinued Operations	—	292	—	(4,002)
Gain (Loss) from Disposition	—	(1,724)	—	1,559

Income (Loss) from Discontinued Operations	—	(1,432)	—	(2,443)

Net Income	$14,193	$18,971	$47,604	$50,176

Earnings Per Share, Basic:
Earnings Per Share from Continuing Operations	$0.30	$0.39	$0.97	$1.01
Income (Loss) from Discontinued Operations	$—	$(0.03)	$—	$(0.05)

Net Income Per Common Share	$0.30	$0.36	$0.97	$0.96
Weighted Average Shares Outstanding	48,021	52,300	49,088	52,266
Earnings Per Share, Diluted:
Earnings Per Share from Continuing Operations	$0.29	$0.39	$0.96	$1.01
Income (Loss) from Discontinued Operations	$—	$(0.03)	$—	$(0.05)

Net Income Per Common Share	$0.29	$0.36	$0.96	$0.96
Weighted Average Shares Outstanding	48,428	52,720	49,419	52,334

Catalina Marketing Corporation

Selected Other Data

(in thousands, except store data)

	December 31, 2005	December 31, 2004
Selected Balance Sheet and Cash Flow Data (in thousands):
Cash	$32,556	$119,437
Debt	48,001	62,197
Stockholders’ Equity	156,551	222,114
Cash Flows from Operating Activities Quarter / YTD	30,263 / 62,025	29,291/ 71,761
Capital Expenditures Quarter / YTD	14,902 / 39,496	6,758 / 12,933
Catalina Marketing Services:
Number of Stores at Quarter End	17,788	17,712
Net Stores (Deinstalled) Installed During Quarter / YTD	1,095 / 179	68 / 108
Promotions Printed During Quarter / YTD (in millions)	712 / 2,169	813 / 2,403
Weekly Shopper Reach at Quarter End (in millions)	226	221
Catalina Health Resource:
Number of Stores at Quarter End	12,621	12,380
Net Stores Installed (Deinstalled) During Quarter / YTD	217 / 198	299 / 451
Catalina Marketing International:
Number of Stores at Quarter End	6,962	5,741
Net Stores Installed During Quarter / YTD	263 / 1,055	41 / 196
Promotions Printed During Quarter / YTD (in millions)	286 / 774	204 / 616
Weekly Shopper Reach at Quarter End (in millions)	84	62

About Catalina Marketing Corporation

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of consumer packaged goods and pharmaceutical manufacturers and retailers and competition to provide marketing services to these customers, mergers and consolidations in the consumer packaged goods and retailer industries, federal, state and international government and regulatory statutes, rules, regulations and policies including privacy and labeling, the effect of economic conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace, cost and challenges associated with the installation of the company’s store network and changes in the status of contractual relations with retailers including as it relates to the company’s installation of color printers and related new technologies, the success of new services and businesses and the pace of their implementation including the entry into new retail channels, the company’s ability to maintain favorable relationships with its clients and retailers, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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